Exhibit 99

Company Press Release dated August 28, 2014

FARMERS & MERCHANTS BANCORP, INC.	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
August 28, 2014	Marty Filogamo
SVP Marketing Director
(419) 446-2501

Farmers & Merchants State Bank 22nd Branch Office in Sylvania, Ohio is Now Open

Archbold, OH – Paul S. Siebenmorgen, President and CEO of Farmers & Merchants State Bank in Archbold, Ohio, is pleased to announce the bank’s 22nd full-service office site, in Sylvania, Ohio located at the entrance to the Sylvania Marketplace at 5830 Monroe Street is now open. Lobby and drive-up hours for the F&M Sylvania office will be Monday – Thursday, 9:00 am – 5:00 pm; Friday, 9:00 am – 6:00 pm; and Saturday, 9:00 am – 12:00 pm.

F&M continues its 117-year tradition of operating as a full service community bank with a complete line of consumer and commercial banking products. “The Sylvania location allows F&M to better serve customers in a community similar to the other 17 communities we serve,” said Siebenmorgen.

Providing customers with a better banking experience by offering the latest technology products, sometimes not found in community banks, is F&M’s commitment to the market.

The F&M office serves the businesses and citizens of the Sylvania market. The full-service office includes a drive-up ATM and three drive-up lanes and is staffed with local bankers to serve the customers, where decisions can be made locally. Siebenmorgen stated, “The bank focuses on locally owned and operated businesses and individuals because that is where our own roots are founded.”

Farmers & Merchants State Bank is a $965 million independent community bank that has been serving Northwest Ohio for 117 years. Farmers & Merchants State Bank has offices with locations in Fulton, Williams, Henry, Defiance, Lucas and Wood counties in Ohio, and offices in DeKalb and Steuben counties in Indiana. Farmers & Merchants Bancorp, Inc. is the one bank holding company of the Farmers & Merchants State Bank and is publically traded under the symbol FMAO.

For additional information, you may contact Marty Filogamo, Marketing Director at mfilogamo@fm-bank.com.